SUBSIDIARIES OF THE REGISTRANT

                                                             Other Names
                                   State of Incorporation      used in
         Name                         or Organization          Business
-------------------------------    ----------------------    -----------

In-House Rehab, Inc.                    Kentucky                 None

Daily Rehabilitation                    Florida                  None
  Institute of Ponte Vedra, Inc.

In-House Medical Resources, Inc.        Kentucky                 None

RT Group, Inc.                          Indiana                  None

In-House Rehab Partners, LLC            Kentucky                 None

Rehab Tools, Inc.                       Delaware                 None

Doctors Rehab & Therapy, Inc.           Kentucky                 None

Gateway Rehabilitation, Inc.            Illinois                 None

Perennial Health Management, Inc.       Kentucky                 None